Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4, No. 333-186159) pertaining to the Annapolis Bancorp, Inc. 2006 Stock Incentive Plan of F.N.B. Corporation and to the incorporation by reference therein of our reports dated February 28, 2013, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries and the effectiveness of internal control over financial reporting of F.N.B. Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

April 24, 2013